CERTIFICATE OF FORMATION
OF
Strategic Hotel Ventures, LLC

FIRST: The name of the limited liability company is: Strategic Hotel Ventures, LLC

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this July 12, 2023.

Michael J. Bell

Harvard Business Services, Inc., Authorized Person
By: Michael J. Bell, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:50 AM 07/12/2023
FILED 11:50 AM 07/12/2023
SR 20232975483 - File Number 7562910